Exhibit 99.1

Essential Utilities Reports Financial Results for Q1 2024

Earnings per share of $0.97 for Q1 2024 vs. $0.72 for Q1 2023

Closes sale of non-core energy projects

BRYN MAWR, PA (May 2, 2024) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the first quarter ended March 31, 2024. Essential’s net income of $265.8 million or $0.97 per share for the first quarter of 2024 compared favorably to $191.4 million or $0.72 per share reported for the first quarter of 2023.

“Although our gas footprint experienced warmer than normal winter weather in Q1 2024, we remain focused on and expect to post strong results for the year,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “In Q1 2024, the company completed the $165 million sale of its three non-utility microgrid and district energy projects in Pittsburgh. The proceeds were used to finance Essential’s capital expenditures in place of external funding from equity and debt issuances.”

First Quarter 2024 Operating Results

Essential reported net income of $265.8 million and earnings per share of $0.97 for the first quarter of 2024, which includes a one-time gain of $91.2 million, net of transaction-related expenses, or $66.0 million after-tax for the $165 million sale of the three energy projects, compared to net income of $191.4 million and earnings per share of $0.72 for the same period in 2023. Comparing this quarter’s earnings to those of Q1 2023, increased revenues from regulatory recoveries, regulated water segment customer growth, higher regulated natural gas segment and water segment volumes, and other items, which includes the gain on sale, were offset by a slight increase in expenses.

Revenues for the quarter were $612.1 million compared to $726.5 million in the first quarter of 2023, a decrease of 15.7%. Lower purchased gas costs and other items were the primary contributors to the decrease in revenues for the quarter, which were offset by additional revenues from regulatory recoveries, customer growth from the regulated water segment, and higher regulated natural gas segment and water segment volumes. Non-weather-impacted commercial and industrial customers’ gas volumes increased compared to Q1 2023, while warmer weather significantly impacted residential volumes, resulting in a shortfall relative to normal usage, similar to the impact of unusually warm weather in Q1 2023. Operations and maintenance expenses decreased to $136.9 million for the first quarter of 2024 compared to $138.0 million in the first quarter of 2023.

Essential’s regulated water segment reported revenues for the quarter of $279.9 million, an increase of 4.7% compared to $267.3 million in the first quarter of 2023. Rates and surcharges and customer growth were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $90.7 million for the first quarter of 2024 compared to $82.8 million in the first quarter of 2023, driven partially by favorable impacts last year.

Essential’s regulated natural gas segment reported revenues for the quarter of $324.3 million, compared to $441.3 million in the first quarter of 2023. Due mainly to lower commodity prices, purchased gas costs were $125.5 million for the quarter as compared to $241.9 million for the same quarter in 2023. As a result, the recovery of lower purchased gas costs was the largest driver in the decrease of revenues. Operations and maintenance expenses for Essential’s regulated natural gas segment decreased to $45.9 million for the first quarter of 2024 compared to $57.2 million in the first quarter of 2023, impacted positively by the sale of the energy projects and the West Virginia utility assets.

Dividend

As previously announced on February 21, 2024, Essential’s board of directors declared a quarterly cash dividend of $0.3071 per share of common stock. This dividend will be payable on June 1, 2024, to shareholders of record on May 10, 2024. The company has paid a consecutive quarterly cash dividend for more than 79 years.

Financing

As of March 31, 2024, Essential’s weighted average cost of fixed-rate long-term debt was 3.99%, and the company had $1,073.2 million available on its credit lines.

Rate Activity

As of May 1, 2024, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $13.7 million, and its regulated natural gas segment received infrastructure surcharges in Kentucky and Pennsylvania of $1.0 million. The company currently has base rate cases or infrastructure surcharges pending in Illinois, New Jersey, Texas, and Virginia for its regulated water segment, which combined would add an estimated $43.2 million in incremental annual revenues, and a base rate case pending in Pennsylvania for its regulated natural gas segment for an estimated $156.0 million in incremental annual revenues.

Capital Expenditures

Essential invested approximately $253.0 million in the first three months of 2024 to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company is on track to invest between $1.3 to $1.4 billion in needed infrastructure investments in 2024. From 2024 through 2028, the company plans to invest approximately $7.2 billion to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments during this five-year period include addressing PFAS with at least $450 million in capital projects, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The company is a leader in remediating PFAS and will comply with the recently finalized EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from organic customer growth alone.

The company has six signed purchase agreements for additional wastewater systems in Pennsylvania and Illinois that are pending closing and are expected to serve over 215,000 customers or equivalent dwelling units and total approximately $385 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers.

2024 Financial and Growth Guidance

Essential updates its guidance from previously announced:

•	In February, we provided guidance for 2024 net income per diluted common share to be $1.96 to $2.00. Due to the first quarter 2024 results, we anticipate exceeding this 2024 guidance as a result of the gain on sale of the energy plant assets, despite the warmer-than-normal weather that resulted in lower regulated natural gas operating revenues
•	In 2024, regulated infrastructure investments will be approximately $1.3 to $1.4 billion
•	Through 2028, we will make regulated infrastructure investments of approximately $7.2 billion, weighted towards the regulated water segment
•	Through 2028, the regulated water segment rate base will grow at a compounded annual growth rate of approximately 8%
•	Through 2028, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 10%
•	Through 2028, the regulated utility rate base will grow at a compounded annual growth rate of over 8%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	The regulated natural gas customer base of the business will be stable for 2024
•	In 2024, approximately $250 million in equity is expected to be raised using an ATM equity program

Sustainability Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed the EPA regulation published recently for PFOA, PFOS, PFHxS, PFNA, and HFPO-DA contaminants

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. In addition, Essential reaffirms its commitment to providing finished water that will meet the EPA regulation regarding PFAS published in April.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include DELCORA or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 129,000 customers or equivalent dwelling units and over $500 million in rate base since 2015, its current backlog of approximately $385 million of signed pending acquisitions with over 215,000 equivalent customers, and the current acquisition landscape.

The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as needed basis to support acquisitions and capital investment plans.

First Quarter 2024 Earnings Call Information

Date: May 3, 2024

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 4938576

The company’s conference call with financial analysts will take place on Friday, May 3, 2024, at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 3, 2024, for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 4938576). International callers can find their dial in number here (pass code 4938576).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the guidance range of net income per diluted common share; the anticipated amount of capital investment in 2024 through 2028; the rate base growth of company through 2028; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the annual average capital investment per year; the rate base growth from its organic capital investment program through 2028; its plan to raise approximately $250 million in equity through the At-The-Market equity program; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; the stability of the Company’s regulated natural gas customer base in 2024; the Company’s water utility compounded growth rate of 8%; and, the Company’s gas utility compounded growth rate of 10%. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2024	2023

Operating revenues	$612,069	$726,450
Operations and maintenance expense	$136,900	$137,994

Net income	$265,772	$191,434

Basic net income per common share	$0.97	$0.72
Diluted net income per common share	$0.97	$0.72

Basic average common shares outstanding	273,377	264,192
Diluted average common shares outstanding	273,738	264,751

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2024	2023

Operating revenues	$612,069	$726,450

Cost & expenses:
Operations and maintenance	136,900	137,994
Purchased gas	129,675	256,315
Depreciation	88,716	82,923
Amortization	1,088	871
Taxes other than income taxes	25,024	22,878
Total	381,403	500,981

Operating income	230,666	225,469

Other expense (income):
Interest expense	73,273	72,668
Interest income	(989)	(819)
Allowance for funds used during construction	(4,681)	(5,688)
Gain on sale of other assets	(91,625)	(249)
Other	(442)	(240)
Income before income taxes	255,130	159,797
Provision for income taxes (benefit)	(10,642)	(31,637)
Net income	$265,772	$191,434

Net income per common share:
Basic	$0.97	$0.72
Diluted	$0.97	$0.72

Average common shares outstanding:
Basic	273,377	264,192
Diluted	273,738	264,751

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2024	2023

Net property, plant and equipment	$12,255,585	$12,097,072
Current assets	419,534	491,979
Regulatory assets and other assets	4,379,225	4,252,408
	$17,054,344	$16,841,459

Total equity	$6,081,127	$5,896,183
Long-term debt, excluding current portion, net of debt issuance costs	6,856,129	6,826,085
Current portion of long-term debt and loans payable	154,747	227,538
Other current liabilities	523,859	570,389
Deferred credits and other liabilities	3,438,482	3,321,264
	$17,054,344	$16,841,459

Media Contact:

David Kralle

Communications

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co